Exhibit 99.1
PARKE P.A.N.D.A. CORPORATION
Financial Statements
Years Ended
December 31, 2005 and 2004

PARKE P.A.N.D.A. CORPORATION

i

Report of Independent Registered Public Accounting Firm
Parke P.A.N.D.A. Corporation
Glendora, California
We have audited the accompanying balance sheets of Parke P.A.N.D.A. Corporation as of December 31, 2005 and 2004, and the related statements of income, stockholder’s equity and cash flows for the two year period ended December 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Parke P.A.N.D.A. Corporation at December 31, 2005 and 2004, and the results of its operations and its cash flows for the two year period ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

Chicago, Illinois	/s/ BDO SEIDMAN, LLP
August 11, 2006

Parke P.A.N.D.A. Corporation
Balance Sheets

December 31,	2005	2004

Assets

Current Assets
Cash	$152,412	$5,579
Accounts receivable, net of allowance of $10,000 at December 31, 2005 and 2004	329,316	332,682
Inventories	158,796	57,312
Other	—	614

Total Current Assets	640,524	396,187

Net Property and Equipment (Note 3)	54,299	39,611

Intangibles, net of amortization of $2,059 and $1,602 at December 31, 2005 and 2004, respectively	229	686

	$695,052	$436,484

Parke P.A.N.D.A. Corporation
Balance Sheets

December 31,	2005	2004

Liabilities and Stockholder’s Equity

Current Liabilities
Line of credit (Note 4)	$—	$38,646
Current maturities of long-term debt (Note 5)	5,564	9,821
Accounts payable	235,355	111,005
Accrued expenses	56,698	30,187
Due to stockholder	—	32,332

Total Current Liabilities	297,617	221,991

Long-Term Debt, less current maturities (Note 5)	8,170	13,734

Total Liabilities	305,787	235,725

Commitments (Note 6)

Stockholder’s Equity
Common stock, no par value; 1,000,000 shares authorized, 1,000 issued and outstanding at December 31, 2005 and 2004	10,000	10,000
Accumulated earnings	379,265	190,759

Total Stockholder’s Equity	389,265	200,759

	$695,052	$436,484

Parke P.A.N.D.A. Corporation
Statements of Income

	Year ended	Year ended
	December 31,	December 31,
	2005	2004

Revenue	$3,342,731	$2,012,638

Expenses
Cost of sales	2,120,765	1,307,047
Selling, general and administrative	838,092	568,956

	2,958,857	1,876,003

Operating Income	383,874	136,635

Other Expense
Interest expense	8,300	8,940

Net Income	$375,574	$127,695

Parke P.A.N.D.A. Corporation
Statements of Stockholder’s Equity

				Total
	Common	Common	Accumulated	Stockholder’s
	Shares	Stock	Earnings	Equity

Balance, January 1, 2004	1,000	$10,000	$63,064	$73,064

Net income for the year ended December 31, 2004	—	—	127,695	127,695

Balance, December 31, 2004	1,000	$10,000	$190,759	$200,759

Stockholder distribution	—	—	(187,068)	(187,068)

Net income for the year ended December 31, 2005	—	—	375,574	375,574

Balance, December 31, 2005	1,000	$10,000	$379,265	$389,265

Parke P.A.N.D.A. Corporation
Statements of Cash Flows

	Year ended	Year ended
	December 31,	December 31,
	2005	2004

Cash Flows From Operating Activities
Net income	$375,574	$127,695
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	20,194	12,821
Changes in assets and liabilities
Accounts receivable	3,366	(62,751)
Inventories	(101,484)	(32,472)
Other current assets	614	24,509
Accounts payable	124,350	55,678
Accrued expenses	26,511	8,146

Net cash provided by operating activities	449,125	133,626

Cash Flows Used in Investing Activities
Purchase of property and equipment	(34,425)	(8,746)

Cash Flows Used in Financing Activities
Payments on line of credit	(38,646)	(91,370)
Payments on long-term debt	(9,821)	(9,512)
Shareholder advance	—	1,830
Payments on stockholder loan	(32,332)	—
Distribution to stockholder	(187,068)	—

Net cash used in financing activities	(267,867)	(99,052)

Net Increase in Cash	146,833	25,828

Cash, at beginning of year	5,579	(20,249)

Cash, at end of year	$152,412	$5,579

Supplemental Disclosure of Cash Flow Information
Interest paid during the year	$8,300	$8,940

Parke P.A.N.D.A. Corporation
Notes to Financial Statements
Note 1 – Description of Business
     Parke P.A.N.D.A. Corporation (the “Company”), a California S corporation headquartered in Glendora, California, is an energy services provider specializing in the design, engineering and installation of energy efficient lighting upgrades for commercial and industrial users. The Company’s principal customers are located in California.
Note 2 – Summary of Significant Accounting Policies
     Inventories
     Inventories are stated at the lower of cost or market. Cost is determined utilizing the first-in, first-out (FIFO) method.
     Property and equipment
     Property and equipment are recorded at cost. Depreciation is calculated on the straight-line basis in amounts sufficient to amortize the cost of the assets over their estimated useful lives (generally three to five years) beginning when the asset is placed into service. Expenditures for maintenance and repairs are charged to operations as incurred.
     Impairment of Long-Lived Assets
     The Company records impairment losses on long-lived assets used in operations when events and circumstances indicate that the assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amount of those items. Our cash flow estimates are based on historical results adjusted to reflect our best estimate of future market and operating conditions. The net carrying value of assets not recoverable is reduced to fair value. Our estimates of fair value represent our best estimate based on industry trends and reference to market rates and transactions.
     Revenue Recognition
     The Company’s contracts are of relatively short duration; therefore revenue is recognized on the completed contract basis. Based on the completed-contract method, revenue is recognized when delivery of the product has occurred and installation is complete, title has passed to the customer and collectability is reasonably assured.
     Allowance for Doubtful Accounts
     We maintain an allowance for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments. The allowance is largely based upon specific knowledge of customers from whom collection is determined to be doubtful and our historical collection experience with such customers. If the financial condition of our customers or the economic environment in which they operate were to deteriorate, resulting in an inability to make payments, or if our estimates of certain customer’s ability to pay are incorrect, additional allowances may be required. At December 31, 2005 and 2004, the Company had a $10,000 allowance for doubtful accounts.
     Income Taxes
     The Company has elected “S” corporation status and, accordingly, is not a tax-paying entity for federal income tax purposes. Its stockholder has consented to include the losses or income of the Company on his individual federal tax returns. However, the Company is a tax-paying entity for California Franchise tax purposes.

Parke P.A.N.D.A. Corporation
Notes to Financial Statements
     Concentration of Risk
     Certain financial instruments potentially subject the Company to concentrations of credit risk. These financial instruments consist primarily of cash and accounts receivable. The Company places its cash with a high-credit quality financial institution to limit its credit exposure. During 2005 one customer accounted for approximately 20% of the Company’s revenue. There were no outstanding accounts receivable from this customer at December 31, 2005. No customer accounted for more than 10% of the Company’s revenue during 2004. The Company maintains ongoing credit evaluations of its customers.
     The Company has relationships with multiple suppliers and seeks competing bids for its material purchases. During 2005, the Company purchased approximately 39% and 38% of its materials from two suppliers of which approximately $27,000 and $86,000, respectively, was included in accounts payable at December 31, 2005. During 2004, the Company purchased approximately 73% of its materials from four suppliers, of which approximately $73,000 was included in accounts payable at December 31, 2004.
     Use of Estimates
     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
     Advertising, Marketing and Promotional Costs
     Expenditures on advertising, marketing and promotions are charged to operations in the period incurred and totaled approximately $11,000 and $18,000 for the periods ended December 31, 2005 and 2004, respectively.
Note 3 – Property and Equipment
     Major classes of property and equipment consist of the following:

December 31,	2005	2004

Furniture	$530	$530
Office equipment	25,850	10,915
Transportation equipment	69,886	50,396

	96,266	61,841
Less accumulated depreciation	41,967	22,230

	$54,299	$39,611

Note 4 – Line of Credit
     The Company has a line of credit with a bank that provides for borrowings of the lesser of (1) $400,000, or 80% of the aggregate of eligible accounts receivable. The line of credit accrues interest on outstanding balances at the lender’s prime rate (7.25% as of December 31, 2005) plus 1.09% and matures on July 25, 2006. Borrowings under this line of credit are secured by substantially all of the Company’s assets and are guaranteed by the Company’s stockholder.

Parke P.A.N.D.A. Corporation
Notes to Financial Statements
There were borrowings of $0 and $38,646 under the line of credit at December 31, 2005 and 2004, respectively.
Note 5 – Long-Term Debt
     Long-term debt at December 31, 2005 and 2004 consisted of the following:

December 31,	2005	2004

Vehicle note due in forty-eight (48) monthly installments of $405, including principal and interest at 6.9% per annum, through January 2006	$403	$5,064

Vehicle note due in sixty (60) monthly installments of $430 through July 2008	13,331	18,491

Total debt	13,734	23,555

Less current portion	5,564	9,821

Total long-term debt	$8,170	$13,734

     The aggregate amounts of long-term debt maturing in each of the next five years as of December 31, 2005, are as follows:

2006	$5,564
2007	5,160
2008	3,010

$13,734

Note 6 – Lease Commitments
     The Company leases office space in Glendora, California from an entity owned by the Company’s stockholder which expires on January 1, 2007. Total rent expense for this office space was $26,400 during 2005.
     Future minimum rentals payments under this lease as of December 31, 2005 are as follows:

Year ending December 31,	Total

2006	$42,000

Total	$42,000

Parke P.A.N.D.A. Corporation
Notes to Financial Statements
Note 7 – Related Party Transactions
     As discuss in Note 6, the Company leases office space in a building owned by the Company’s stockholder.
     During the year ended December 31, 2005, the Company recognized revenue of $39,350 for the sale of products and services to a company which is majority owned by the Company’s stockholder. There were no accounts receivable from this customer as of December 31, 2005.
Note 8 – Subsequent Event
     On June 30, 2006, all of the capital stock of the Company was acquired by Lime Energy Co. (formerly known as Electric City Corp.) for $2.72 million in cash and Electric City Corp. stock valued at $5 million.